Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Results for Fiscal 2009 First Quarter

•                  Same store sales growth slightly positive

•                  GAAP net earnings of $16 million, up 12.0%

•                  Adjusted net earnings of $18 million, up 0.4%

•                  1Q09 GAAP earnings per share of $0.09; 1Q09 adjusted earnings per share of $0.10

•                  Net earnings margin and gross margin up by 30 basis points

DENTON, Texas, February 5, 2009 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the first quarter ended December 31, 2008.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for the fiscal 2009 first quarter were $645.6 million, a decline of 1.6% over fiscal 2008 first quarter, and include a negative impact from foreign currency exchange of $24.8 million, or 3.8% of sales.  Same store sales(1) in fiscal 2009 first quarter grew 0.04% over the fiscal 2008 first quarter. Fiscal 2009 first quarter GAAP net earnings were $16.1 million, growth of 12.0% from the fiscal 2008 first quarter.  GAAP diluted earnings per share were $0.09, or 12.5% greater than earnings per share of $0.08 in fiscal 2008 first quarter.  Fiscal 2009 first quarter adjusted net earnings, a non-GAAP measure, were $18.0 million, an increase of 0.4% over the fiscal 2008 first quarter.  Adjusted earnings per share were $0.10, flat when compared to $0.10 adjusted earnings per share in fiscal 2008 first quarter.   In the fiscal 2009 first quarter, net cash provided by operating activities was $31.0 million and capital expenditures were $8.4 million.  Total store count at the end of fiscal 2009 first quarter was 3,769, an increase over fiscal 2008 first quarter of 138 stores or growth of 3.8%.

“We are pleased with our performance during this challenging business environment; ending the quarter with positive same store sales and continued earnings growth,” stated Gary Winterhalter, President and Chief Executive Officer. “In the near-term, we intend to respond to the on-going economic challenges by focusing on cost containment and prudent capital investments.  We plan to maintain a solid financial position and a capital structure that provides ample liquidity to reduce debt and invest in long-term growth.”

FISCAL 2009 FIRST QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2009 first quarter, consolidated net sales were $645.6 million, a decline of 1.6% over fiscal 2008 first quarter of $655.8 million, and include a negative impact from foreign currency exchange of $24.8 million, or 3.8% of sales.  Positive same store sales growth of 0.04% and the addition of new stores and acquisitions partially offset the unfavorable impact of foreign currency exchange.

Gross Profit:  Consolidated gross profit as a percentage of net sales was 47.0%, a 30 basis point improvement from the fiscal 2008 first quarter.   The Sally Beauty and BSG segments both improved gross margins over the fiscal 2008 first quarter.  Consolidated gross profit for the fiscal 2009 first quarter was $303.5 million, a decrease of 0.9% over gross profit of $306.2 million for the fiscal 2008 first quarter.  Gross profit was negatively affected by foreign currency exchange of $11.0 million, or 3.6% of gross profit.

Selling, General and Administrative Expenses:  For the fiscal 2009 first quarter, selling, general and administrative (SG&A) expenses were $225.5 million, or 34.9% of sales, a 70 basis point increase over the fiscal 2008 first quarter metric of 34.2% of sales and total SG&A of $224.5 million.  Fiscal 2009 first quarter SG&A expenses increased $1.0 million, or 0.4%, compared to the fiscal 2008 first quarter.  This increase is primarily due to rent and occupancy-related expenses associated with the opening of new stores and to acquired businesses, and higher advertising expenses associated with Sally Beauty’s Customer Relations Management (CRM) campaign.  Partially offsetting this increase was a decline in unallocated corporate and share-based compensation expenses.  Unallocated corporate expenses declined by $1.7 million, or 9.6%, to $15.6 million for the fiscal 2009 first quarter compared to $17.3 million in the fiscal 2008 first quarter.  Share-based compensation expense for the fiscal 2009 first quarter was $3.6 million, down $2.0 million when compared to $5.6 million in the fiscal 2008 first quarter.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2009 first quarter was $39.7 million and included $3.0 million in non-cash charges related to the Company’s interest rate swap transactions.  Fiscal 2008 first quarter interest expense was $46.5 million and included $5.7 million in non-cash charges for the mark-to-market change in fair value for the Company’s interest rate swap transactions.  Interest expense is down $6.8 million over the fiscal 2008 first quarter principally due to lower interest rates on the Company’s asset-based loan (ABL) revolving credit facility and the Company’s Senior Term Loans.

The Company is accounting for four of its interest rate swap transactions on a mark-to-market basis, whereby changes in the fair value increase or decrease net interest expense, and therefore affect reported net earnings and earnings per share.  In November 2008, two of the interest rate swaps with an aggregate notional amount of $150 million expired. The other two interest rate swaps, with an aggregate notional value $350 million, expire in November of 2009.  The mark-to-market adjustment reported in net earnings associated with these interest rate swaps will not reoccur after the November 2009 expiration.

Provision for Income Taxes:  Income taxes were $10.5 million for the fiscal 2009 first quarter versus $9.1 million in fiscal 2008 first quarter.  The Company’s effective tax rate for fiscal 2009 first quarter was approximately 39.6% compared to 38.7% for the fiscal 2008 first quarter.

Net Earnings and Diluted Net Earnings Per Share (EPS):  For the fiscal 2009 first quarter, adjusted net earnings (a non-GAAP measure) increased by 0.4% to $18.0 million, or $0.10 earnings per diluted share, after adjusting for $1.9 million, or approximately $0.01 per diluted share, in after-tax non-cash interest charges from changes in the fair value of the Company’s mark-to-market interest rate swaps.  For the fiscal 2008 first quarter, adjusted net earnings were $18.0 million, or $0.10 per diluted share, after adjusting for $3.6 million, or approximately $0.02 per diluted share, in non-cash interest charges from changes in the fair value of the mark-to-market interest rate swaps. On a GAAP basis, net earnings for the fiscal 2009 first quarter grew 12.0% to $16.1 million, or $0.09 per diluted share, compared to $14.3 million, or $0.08 per diluted share, for the fiscal 2008 first quarter.

Adjusted (Non-GAAP) EBITDA:  Adjusted EBITDA for the fiscal 2009 first quarter was $81.6 million a decline of 6.4% from $87.2 million for the fiscal 2008 first quarter.  This decrease was a result of softness in the Sally U.K. business, unfavorable foreign currency exchange, and increased selling, general and administrative (SG&A) expenses.

Note: A detailed table reconciling fiscal 2009 first quarter and fiscal 2008 first quarter GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of December 31, 2008, were $112.6 million.  The Company’s asset-based loan (ABL) revolving credit facility began the fiscal 2009 first quarter at $75.0 million of outstanding borrowings and such borrowings remained unchanged at the end the fiscal 2009 first quarter.  As a reminder, on September 18, 2008, the Company borrowed $75 million in principal amount under its ABL facility to increase its cash position in order to preserve its financial flexibility in light of the dislocation of the financial markets.  This principal amount is reflected in the short-term liability section of the balance sheet.  Additional borrowing capacity on the ABL facility was approximately $267.4 million at the end of the fiscal 2009 first quarter.  In addition, the Company paid down $6.1 million of its senior term loans during the fiscal 2009 first quarter.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of December 31, 2008.

Capital expenditures in the fiscal 2009 first quarter were $8.4 million.  The Company is reducing its fiscal year 2009 capital expenditure projections to a range of $35-$40 million, down from the previous projection of $40-$45 million.

Inventories as of December 31, 2008 were $571.7 million, a decrease of $26.5 million from September 30, 2008 and a decrease of $24.0 million from December 31, 2007.  As previously stated in the fiscal 2008 fourth quarter, inventory levels have declined with the completion of the BSG warehouse optimization project.

Business Segment Results:

Sally Beauty Supply

Fiscal 2009 First Quarter Results for Sally Beauty Supply

Net sales were $410.5 million, up 0.2% from $409.6 million in fiscal 2008 first quarter.  The year-over-year change in net sales was positively impacted by revenue growth from new store openings of 1.5% and from acquisitions of 2.7%, and was partially offset by same store sales decline of 0.21%.  The impact of unfavorable foreign currency exchange on net sales was $17.2 million, or 4.2% of sales.  Same store sales for the Sally Beauty segment were negatively impacted by the soft economy in the U.K. and a weaker holiday selling environment. Gross margin at Sally Beauty Supply for the fiscal 2009 first quarter was 51.9%, up 30 basis points from 51.6% in the fiscal 2008 first quarter. This margin expansion is primarily due to favorable sales trends resulting from recent marketing efforts, low-cost sourcing initiatives, and improved product mix.

Segment operating earnings for the fiscal 2009 first quarter were $65.3 million, or 15.9% of net sales, compared to $71.7 million, or 17.5% of net sales in the fiscal 2008 first quarter.  Sally segment operating earnings decreased by 9.0% over fiscal 2008 first quarter primarily due to softer sales in the U.K. and higher advertising and administrative costs.

Sally Beauty Supply ended its fiscal 2009 first quarter with 2,849 Sally Beauty Supply stores, an increase of 4.5%, or 123 stores over the fiscal 2008 first quarter.

In the near-term, the Company is widening the organic store growth projection to allow flexibility to capitalize on potential real estate values in key locations.  The previous fiscal 2009 organic store growth range of 4% to 5% is now in the range of 3% to 5% in fiscal 2009.

Beauty Systems Group

Fiscal 2009 First Quarter Results for Beauty Systems Group

During the fiscal 2009 first quarter, BSG same store sales increased by 0.76%.  BSG net sales were $235.0 million, a decrease of 4.5%, from the fiscal 2008 first quarter of $246.2 million.  This sales decline is attributed to the negative impact from foreign currency exchange of $7.6 million or 3.2% of sales and underperformance in the franchise business.

BSG gross margins were 38.6% of net sales in the fiscal 2009 first quarter, up 20 basis points from 38.4% of net sales in the fiscal 2008 first quarter.  Gross margin expansion for the quarter was primarily due to sales mix and the expansion of new and existing territories.

Segment operating earnings were $20.2 million in the fiscal 2009 first quarter, down 3.8% from $21.0 million in the fiscal 2008 first quarter.  This decline was primarily due to underperformance in the franchise business and a negative impact from foreign currency exchange.  Segment operating margins increased by 10 basis points to 8.6% of sales from 8.5% in the fiscal 2008 first quarter.  Operating margin improvement reflects cost reduction initiatives and improved sales mix.

The BSG segment ended the fiscal 2009 first quarter with 920 stores, including 162 franchise locations, a year-over-year increase of 1.7% or 15 stores versus the fiscal 2008 first quarter.

(1) Sally Beauty Holdings has historically, and continues to report same store sales in constant currency to minimize the fluctuations of foreign currency exchange rates.   Net sales as reported include the impact of foreign currency exchange rates.  As we announced on November 20, 2008, we began reporting sales from the Sally Beauty Supply Internet website in same store sales beginning with the fiscal 2009 first quarter.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-401-8436 (International:  612-332-0523).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A replay of this call will be available at about 12:00 p.m. (Central) February 5, 2009 through February 10, 2009 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the access code 983818. Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.6 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,700 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, France, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion to mass retailers; the operational and financial performance of our Armstrong McCall, L.P. business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2008	2007	% CHG

Net sales	$645,576	$655,787	-1.6%
Cost of products sold and distribution expenses	342,032	349,618	-2.2%
Gross profit	303,544	306,169	-0.9%
Selling, general and administrative expenses (1)	225,528	224,541	0.4%
Depreciation and amortization	11,747	11,752	0.0%
Operating earnings	66,269	69,876	-5.2%
Interest expense, net (2)	39,673	46,483	-14.7%
Earnings before provision for income taxes	26,596	23,393	13.7%
Provision for income taxes	10,537	9,050	16.4%
Net earnings	$16,059	$14,343	12.0%

Net earnings per share:
Basic	$0.09	$0.08	12.5%
Diluted	$0.09	$0.08	12.5%

Weighted average shares:
Basic	181,578	180,995
Diluted	182,985	183,182

			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	51.9%	51.6%	30
BSG Segment Gross Profit Margin	38.6%	38.4%	20
Consolidated Gross Profit Margin	47.0%	46.7%	30
Selling, general and administrative expenses	34.9%	34.2%	70
Operating Margin	10.3%	10.7%	(40)
Net Earnings Margin	2.5%	2.2%	30

Effective Tax Rate	39.6%	38.7%	90

(1)	Selling, general and administrative expenses include share-based compensation of $3.6 million and $5.6 million for the three months ended December 31, 2008 and 2007, respectively.

(2)

Interest expense, net of interest income of $0.1 million and $0.2 million, includes expense of $3.0 million and $5.7 million of marked-to-market adjustments for certain interest rate swaps for the three months ended December 31, 2008 and 2007, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2008	2007	% CHG
Net sales:
Sally Beauty Supply	$410,537	$409,564	0.2%
Beauty Systems Group	235,039	246,223	-4.5%
Total net sales	$645,576	$655,787	-1.6%

Operating earnings:
Sally Beauty Supply	$65,286	$71,733	-9.0%
Beauty Systems Group	20,236	21,030	-3.8%
Segment operating earnings	$85,522	$92,763	-7.8%

Unallocated corporate expenses (1)	(15,642)	(17,295)	-9.6%
Share-based compensation	(3,611)	(5,592)	-35.4%
Interest expense, net of interest income	(39,673)	(46,483)	-14.7%
Earnings before provision for income taxes	$26,596	$23,393	13.7%

			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	15.9%	17.5%	(160)
Beauty Systems Group	8.6%	8.5%	10
Consolidated operating profit margin	10.3%	10.7%	(40)

(1)        Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2008	2007	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$16,059	$14,343	12.0%
Add:
Depreciation and amortization	11,747	11,752	0.0%
Share-based compensation (1)	3,611	5,592	-35.4%
Interest expense, net of interest income (2)	39,673	46,483	-14.7%
Provision for income taxes	10,537	9,050	16.4%
Adjusted EBITDA (Non-GAAP)	$81,627	$87,220	-6.4%

Net earnings (per GAAP)	$16,059	$14,343
Add (Less):
Mark-to-market adjustment for certain interest rate swaps	3,007	$5,680	-47.1%
Tax provisions for the marked-to-market adjustment (3)	(1,098)	(2,130)	-48.5%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$17,968	$17,893	0.4%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.10	$0.10	0.0%
Diluted	$0.10	$0.10	0.0%

Weighted average shares:
Basic	181,578	180,995
Diluted	182,985	183,182

(1)

Share-based compensation for the three months ended December 31, 2008 and 2007 includes $2.0 million and $3.1 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)

Interest expense, net of interest income of $0.1 million and $0.2 million, includes expense of $3.0 million and $5.7 million of mark-to-market adjustments for certain interest rate swaps for the three months ended December 31, 2008 and 2007, respectively.

(3)	The tax provisions for the marked-to-market adjustments were calculated using an effective tax rate of 36.5% and 37.5% for the three months ended December 31, 2008 and 2007, respectively.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2008	2007	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,824	2,701	123
Franchise stores	25	25	—
Total Sally Beauty Supply	2,849	2,726	123
Beauty Systems Group:
Company-operated stores	758	728	30
Franchise stores	162	177	(15)
Total Beauty System Group	920	905	15
Total	3,769	3,631	138

BSG distributor sales consultants (end of period) (1)	977	997	(20)

			Basis Pt Chg
First quarter company-operated same store sales growth (2)
Sally Beauty Supply	-0.21%	0.30%	(51)
Beauty Systems Group	0.76%	7.51%	(675)
Consolidated	0.04%	2.08%	(204)

(1)

As of fiscal 2009 first quarter the definition of a full-time sales consultant was standardized across BSG and the franchises. The number of full-time equivalent sales consultants in the franchise business reflects this change for the period ending December 31, 2008 and 2007. This change does not impact the results of operation. Distributor sales consultants as reported by franchisees are 316 and 303 as of December 31, 2008 and 2007.

(2)

Same stores are defined as company-operated stores that have been open for at least 14 months, as of the last day of a month, and includes internet-based sales for the period ended December 31, 2008. Our internet site has generated sales for at least 14 months and, accordingly, as of the fiscal 2009 first quarter internet-based sales are included in same store sales.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	December 31, 2008	September 30, 2008
Financial condition information (at period end):
Working capital	$365,461	$367,198
Cash and cash equivalents	112,617	99,788
Property and equipment, net	149,157	156,260
Total assets	1,488,840	1,527,023
Total debt, including capital leases	1,818,919	1,825,285
Total stockholders’ (deficit) equity	$(725,958)	$(702,960)

	As of December 31, 2008	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$75,000	Prime + up to 0.5% or Libor + 1-1.5%
Senior Term A Loan (1)	131,250	Prime + 1-1.5% or Libor + 2-2.5%
Senior Term B Loan (1)	899,300	Prime + 1.25-1.5% or Libor + 2.25-2.5%

Other (2)	2,695	4.05% to 7.0%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,818,245

Debt maturities excluding capital leases
FY2009	$94,206
FY2010	24,816
FY2011	39,558
FY2012	84,520
FY2013	9,390
Thereafter	1,565,755
Total debt	$1,818,245

(1)	Interest rates on $650.0 million of these loans are fixed by interest rate swaps which expire between November 2009 and May 2012.

(2)	Represents pre-acquisition debt of Pro-Duo, N.V.